Exhibit 10.8

JOINDER AGREEMENT

This Joinder Agreement (the “Agreement”), dated as of August 9, 2016, is delivered pursuant to the Non-Disclosure Agreement (the “Confidentiality Agreement”), dated August 9, 2016, by and between Perceptron, Inc. (the “Company”), Harbert Discovery Fund LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors Inc., Harbert Management Corporation and the undersigned. Capitalized terms not otherwise defined herein have the meaning set forth in the Standstill Agreement (the “Standstill Agreement”), dated August 9, 2016, by and between the Company, Harbert Discovery Fund LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors, Inc., and Harbert Management Corporation, a copy of which is attached to this Agreement as Exhibit A.

The undersigned wishes to be elected as a Director. As a condition precedent to being elected as Director, the undersigned is required to become a party to the Standstill Agreement.

By executing and delivering this Agreement, the undersigned hereby becomes a party to the Standstill Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Standstill Agreement as though an original party to such agreement and shall be deemed a Holders Director for all purposes of such agreement.

/s/ John F. Bryant
John F. Bryant

Exhibit A

Standstill Agreement

See attached.

EXECUTION COPY

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (“Agreement”), dated the 9th day of August, 2016, is made by and between Perceptron, Inc., a Michigan corporation (“Perceptron”), Harbert Discovery Fund LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors Inc. and Harbert Management Corporation (collectively, the “Holders”).

WHEREAS, Perceptron and Holders have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1. Representations and Warranties of Holders. Holders, on behalf of themselves and their affiliates, hereby represent and warrant to Perceptron as follows:

a. Holders have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

b. This Agreement has been duly and validly authorized, executed and delivered by Holders, constitutes the valid and binding obligation and agreement of Holders and is enforceable against Holders in accordance with its terms.

c. Immediately following the termination of the current section 13 “group” relationship with Moab Partners, L.P., Moab Capital Partners, LLC, and Michael M. Rothenberg, Harbert Discovery Fund LP, Harbert Discovery Fund GP, LLC, Harbert Fund Advisors, Inc., Harbert Management Corporation, Jack Bryant, Kenan Lucas and Raymond Harbert will have beneficial ownership of 504,100 shares of common stock of Perceptron. No other affiliate or associate of Holders beneficially owns any shares or rights to acquire shares of common stock or other voting securities of Perceptron. For purposes of this Agreement, “affiliate” and “associate” have the meanings set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

d. Other than as relates to Jack Bryant’s position with Harbert Discovery Fund GP, LLC, the General Partner of Harbert Discovery Fund, LP, and which compensatory or other payment arrangement was not materially increased in connection with the Holders’ proposal to add Jack Bryant as a Holders Director, there are no arrangements, agreements or understandings (whether compensatory or otherwise) between Holders and the Holders Directors (as defined in Section 5(a)); or other than the current section 13 group relationship, there are no agreements or understandings (whether compensatory or otherwise) between the Holders and Moab Partners, L.P. and Moab Capital Partners, LLC.

e. No event has occurred with respect to Holders Directors that would require disclosure in a Perceptron report or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, pursuant to Item 401(f) of Regulation S-K.

f. The Holders Directors are “independent” as defined in the applicable NASDAQ Marketplace Rule.

2. Representations and Warranties of Perceptron. Perceptron hereby represents and warrants to Holders, as follows:

a. Perceptron has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

b. This Agreement has been duly and validly authorized, executed and delivered by Perceptron, constitutes the valid and binding obligation and agreement of Perceptron and is enforceable against Perceptron in accordance with its terms.

3. Holders’ Prohibited Conduct. During the Covered Period (as defined in Section 9(a)), Holders will not, and will cause its affiliates and associates not to, directly or indirectly,

a. (i) effect, seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or become a “participant” in (as such term is used in Regulation 14A of the Exchange Act), or (ii) announce any intention to effect, seek, or offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or become a participant in or (iii) in any way knowingly assist, facilitate or encourage any other person to effect, seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or announce any intention to effect, seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect or seek or become a participant in, any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act) or consents for shareholder action in lieu of a meeting (whether or not related to the election or removal of directors) with respect to any common stock or other voting securities of Perceptron or any of its subsidiaries, or the initiation, proposal, encouragement or solicitation of shareholders of Perceptron for the approval of any shareholder proposals, whether pursuant to Rule 14a-8 of the Exchange Act or otherwise, with respect to Perceptron, or the solicitation, advisement or influence of any person with respect to the voting of any common stock or other voting securities of Perceptron;

b. make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or through the press, media, analysts or other persons, that disparages, defames or slanders Perceptron or its affiliates or any of their respective current or former officers, directors, or employees;

c. initiate any litigation against Perceptron or any members of its Board of Directors (the “Directors”), officers, employees or agents, except to enforce the terms of this Agreement or alleging fraud;

d. acquire, offer or propose to acquire, or agree to acquire (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of common stock or other voting securities of Perceptron generally), directly or indirectly, or retain ownership of any common stock or other voting securities of Perceptron, if when taken together with the common stock or other voting securities of Perceptron beneficially owned by all of the Holders and their affiliates and associates, in the aggregate, would constitute more than 9.9% of the then outstanding common stock or other voting securities of Perceptron; provided that “beneficial ownership” shall have the meaning ascribed thereto under Section 13(d) of the Exchange Act; this 9.9% threshold refers only to the voting securities beneficially owned by the Holders and their affiliates and associates in the aggregate and does not include any holdings of Moab Partners, LP. Moab Capital Partners, LLC or Michael Rothenberg;

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e. make any proposal, offer or public announcement involving, or propose to enter into, or assist or encourage any other person with respect to, directly or indirectly, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving Perceptron or take any action which would reasonably be expected to require Perceptron to make a public announcement regarding any of the foregoing actions; provided that nothing herein shall limit Holders’ ability to discuss with the Directors through non-public communications (which may, but need not, be at a meeting of the Perceptron’s Board of Directors (the “Board”)) or to propose as a Director through non-public communications (which may, but need not, be at a meeting of the Board) that the Board consider any of the foregoing types of transactions, and to vote as a Director at a meeting of the Board upon any such transaction. Nothing herein shall restrict the ability of the Holders to make any filings under the Exchange Act or any other securities laws that are legally required to be made, as determined based on the advice of counsel (which advice need not be a formal opinion of counsel) that is mutually acceptable to Perceptron and the Holders, as a result of Jack Bryant proposing as a Director through non-public communications that the Board consider any of the foregoing types of transactions or vote at a meeting of the Board upon any such transaction. Holders shall provide Perceptron and its counsel with a copy of such filing within a reasonable period (and, in any event, at least one business day) in advance of filing such filing with the SEC in order to provide Perceptron with a reasonable opportunity to review such materials. Holders and Perceptron shall mutually agree on the disclosure in such filing relating to such actions by Jack Bryant. Notwithstanding the foregoing, in the event Holders and Perceptron do not agree on the wording of the filing prior to the due date of the filing, nothing herein shall prevent Holders from timely filing such filing without incorporating Perceptron’s comments, if they have, in good faith, taken reasonable efforts to incorporate Perceptron’s comments into the applicable materials;

f. Other than the current section 13 “group” that exists between the Holders, Moab Capital Partners, LLC, Moab Partners, LP, and Michael M. Rothenberg, which will be terminated promptly following the execution of this Agreement and not reformed during the term of this Agreement, form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to common stock or other voting securities of Perceptron;

g. deposit any common stock or other voting securities of Perceptron in any voting trust or subject any common stock or other voting securities of Perceptron to any arrangement or agreement with respect to the voting of any common stock or other voting securities of Perceptron, including, without limitation, lend any common stock or other voting securities of Perceptron to an person or entity for the purpose of allowing such person or entity to vote such common stock or other voting securities of Perceptron in connection with any shareholder vote or consent;

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h. otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the shareholders, management, the Board or policies of Perceptron, other than through non-public communications with the Directors of Perceptron (which may, but need not, be at a meeting of the Board); provided, that nothing herein shall limit the Holders Directors from acting in their capacity as Directors of Perceptron in accordance with their fiduciary duties at any meeting of the Board;

i. alone or in concert with others, (i) call or seek to call any meeting of shareholders, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of shareholders, (ii) seek to have the shareholders authorize or take corporate action by written consent without a meeting, solicit any consents from shareholders or grant any consent or proxy for a consent to any third party seeking to have the shareholders authorize or take corporate action by written consent without a meeting, (iii) seek representation on the Board or its subsidiaries, except as permitted herein, (iv) seek, or vote for or support another party seeking the removal of any member of the Perceptron Board or any of its subsidiaries except as permitted herein, (v) conduct or seek to conduct a referendum of shareholders, (vi) make a request for a shareholder list or (vii) make a request for other books and records of Perceptron, except that the Holders Directors may request such other book and records in their capacity as, and as required to fulfill their fiduciary duties as, directors of Perceptron.

j. take any action in support of or make any proposal or request that constitutes: (i) advising, controlling, changing or influencing the Board or management of Perceptron, including any plans or proposals to change the number or term of directors, the removal of any Directors, or to fill any vacancies on the Board; (ii) any material change in the capitalization, stock repurchase programs and practices or dividend policy of Perceptron; (iii) any other material change in Perceptron’s management, business or corporate structure; (iv) seeking to have Perceptron waive or make amendments or modifications to Perceptron’s Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of Perceptron by any person; (v) causing a class of securities of Perceptron to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Perceptron to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided that nothing herein shall limit Holders’ ability to discuss with the Directors through non-public communications (which may, but need not, be at a meeting of the Board) or to propose as a Director through non-public communications (which may, but need not, be at a meeting of the Board) that the Board consider any of the foregoing types of transactions, and to vote as a Director at a meeting of the Board upon any such matter;

k. engage in (i) any short sale with respect to common stock or other voting securities of Perceptron or (ii) any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any hedging, put or call option or “swap” transaction) with respect to common stock or other voting securities of Perceptron to the extent that it would cause the Holders to beneficially own less than five percent of the outstanding shares of common stock or other voting securities of Perceptron, treating any common stock or other voting securities of Perceptron subject to one or more of the foregoing arrangements not to be beneficially owned by the Holders;

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l. make any proposal, or take, cause or seek to cause others to take, directly or indirectly, any action inconsistent with any of the foregoing regarding any of the foregoing; or

m. publicly make or disclose any request to amend, waive or terminate any provision of this Agreement.

4. Holders’ Affirmative Conduct.

a. At all meetings of shareholders during the Covered Period, or in connection with any consent for shareholder action in lieu of a meeting, Holders shall cause all shares of common stock or other voting securities of Perceptron beneficially owned, directly or indirectly by them, or by any of their affiliates or associates, to be present for quorum purposes and to be voted for each of Perceptron’s nominees for election to the Board, in favor of Perceptron’s “say-on-pay” proposal, for the ratification of the appointment of Perceptron’s independent auditors and, in other matters, in accordance with the recommendation of the Board. If requested by Perceptron, Holders shall consider but shall not be required to publicly support the election of each of Perceptron’s nominees for election to the Board.

b. Holders shall promptly file an amendment to their current Schedules 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Holders shall provide Perceptron and its counsel with a copy of such amendment within a reasonable period (and, in any event, at least one business day) in advance of filing such amendment with the SEC in order to provide Perceptron with a reasonable opportunity to review and comment on such materials. Holders shall, in good faith, take into consideration the comments received from Perceptron and its counsel on such amendment and shall take reasonable efforts to incorporate such comments into the applicable materials. Notwithstanding the foregoing, in the event Holders do not receive comments from Perceptron and its counsel with sufficient time to consider and/or incorporate such comments prior to the due date of such filing, nothing herein shall prevent Holders from timely filing such amendment without incorporating Perceptron’s comments.

c. This Agreement shall constitute a voting agreement under Section 461 of the Michigan Business Corporation Act.

d. During the Covered Period, Holders constitute and appoint W. Richard Marz and David Watza, or either of them, each with the power of substitution, and hereby authorizes them to represent and vote the shares of common stock or other voting securities of Perceptron beneficially owned by Holders, at any meeting of the shareholders of Perceptron and to give consent with respect to any action proposed to be taken by consent in lieu of a shareholders meeting, as provided for under this Agreement, but only to the extent that the Holders fail to vote such shares or voting securities as required by this Agreement. Holders hereby ratify all that the proxies named herein or substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies. Holders hereby affirm that the irrevocable proxy set forth in this Section 4 is coupled with an interest. The proxy may not be revoked during the Covered Period. Holders shall cause their affiliates and associates who, to the actual knowledge of Holders as of the date hereof (without any obligation to inquire or conduct any investigation), beneficially own shares of common stock or other voting securities of Perceptron to take all actions under this Section 4(d) as though they were Holders. For the avoidance of doubt, the proxy described in this Section 4(d) shall be revoked automatically upon the termination of this Agreement and may be revoked by the Holders after the expiration of the Covered Period.

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5. Directorships.

a. Perceptron agrees that subject to the full execution of this Agreement, (i) upon Perceptron’s receipt of a written reaffirmation from William Taylor, James Ratigan and Jack Bryant (each a “Holders Director” and collectively the “Holders Directors”) to serve as a Director, each of the Holders Directors will be immediately appointed to the Board to fill vacancies left by the resignations of Kenneth R. Dabrowski and Philip J. DeCocco, and the Board will be expanded to seven members; (ii) Jack Bryant will immediately be added as a member of the Nominating and Corporate Governance Committee; (iii) William Taylor will be immediately added as a member of the Management Development Committee; (iv) James Ratigan will be immediately added as a member of the Audit Committee; (v) Jack Bryant, William Taylor, and James Ratigan may also serve on additional existing or newly created Committees of the Board; (vi) the Board size will be set at seven members and maintained at that Board size; and (vii) upon the appointment of a new President and Chief Executive Officer, the new President and Chief Executive Officer will be appointed to the Board to fill a vacancy left by the resignation of either Robert S. Oswald or Terryll R. Smith, who will resign at that time to facilitate such appointment.

b. The Nominating and Corporate Governance Committee of the Board and the Board will nominate, recommend and support each of the Holders Directors for election at each Annual Meeting of the Shareholders of Perceptron during the Covered Period. Perceptron agrees to solicit proxies for the Holders Directors during the Covered Period pursuant to this Section 5(b) and include the Holders Directors in its slate of nominees (the “Company Slate”) for election as directors of Perceptron during the Covered Period in the same manner as it does for all the other incumbent members of the Company Slate.

c. As a condition to the Holders Directors’ nomination for election to the Board during the Covered Period, Holders and the Holders Directors agree to provide to Perceptron the information required to be disclosed for directors, candidates for directors and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and satisfying other compliance requirements and legal obligations in the same manner as any other director, a fully completed copy of Perceptron’s standard director questionnaire and such other information as reasonably requested by Perceptron from time to time with respect to Holders and the Holders Directors.

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d. Each of the Holders Directors agrees that, at all times while serving as a member of the Board, he will (i) meet all director independence standards of Perceptron, The NASDAQ Stock Market and the SEC and applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) be qualified to serve as a director under the Michigan Business Corporation Act.

e. At all times while serving as a Director, each of the Holders Directors will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other non-executive Board members and the same compensation and other benefits for his service as a director as the compensation and other benefits received by the other non-executive Board members for service as a director.

f. Holders shall cause the Holders Directors to comply with all corporate and Board policies and principles of Perceptron in force from time to time and applicable to Directors of Perceptron generally, and to provide Perceptron with signed agreements from the Holders Directors to that effect.

g. Other than any incentive, compensation or other payment Jack Bryant may receive in his employment roles with the Holders, which arrangements will not be materially increased in connection with or as a result of Jack Bryant becoming or serving as a Holders Director, the Holders Directors will not accept any incentive, compensation or other payment that would influence any of them to recommend that Perceptron enter into a transaction for the sale of Perceptron or to recommend any other significant initiative affecting Perceptron and its shareholders, but nothing herein will prevent Holders Directors from recommending such transactions or initiatives as specifically permitted in this Agreement.

h. Except as otherwise set forth in this Section 5(h), each Holders Director shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Directors (as each may be amended from time to time for all Directors) and will execute the Non-Disclosure Agreement substantially in the form attached hereto as Exhibit A (the “Confidentiality Agreement”).   Notwithstanding the foregoing, Jack Bryant may discuss confidential information with officers and managers of the Holders in accordance with and subject to the terms of the Confidentiality Agreement after the Confidentiality Agreement has been mutually executed and delivered to Perceptron by Jack Bryant, and, if applicable, officers and managers of the Holders who will receive confidential information, and subject to full compliance with Perceptron’s insider trading policies.

i. Perceptron agrees that if any of the Holders Directors are unable to serve as a director, resign as a director or are removed as a director, Holders shall have the ability to recommend a substitute person who satisfies all of the requirements for board candidates set forth in Section 1(f) and 5, and, except for a substitute for Jack Bryant, is not an affiliate or associate of any shareholder who owns more than five percent of the outstanding shares of Common Stock of Perceptron, (“Replacement Director”) for approval by the Nominating and Corporate Governance Committee of the Board, in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld. Upon the recommendation of a Replacement Director nominee by the Nominating and Corporate Governance Committee of the Board, the Board shall vote on the appointment of such Replacement Director to the Board no later than ten (10) business days after the Nominating and Corporate Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not elect such Replacement Director to the Board, the parties shall continue to follow the procedures of this section 5(i) until a Replacement Director is elected to the Board.

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6. Litigation. Perceptron will not, directly or indirectly, initiate any litigation against Holders, except to enforce the terms of this Agreement or alleging fraud.

7. Dispositions. Except as provided below, Holders may dispose of any shares of Perceptron common stock in any manner and at any time.

a. Holders agree that they will not transfer or dispose of any shares of Perceptron common stock in an open market transaction if, to the actual knowledge of Holders (without any obligation to inquire or conduct any investigation), the person making such acquisition will beneficially own, together with its affiliates and any member of a “group” (within the meaning of the Exchange Act) in which such acquirer is a party, immediately following such acquisition 5% or more of the Perceptron common stock then outstanding.

b. Holders agree that they will not transfer or dispose of any shares of Perceptron common stock in a private transaction if, to the actual knowledge of Holders (after reasonable inquiry or investigation), the person making such acquisition will beneficially own, together with its affiliates and any member of a “group” (within the meaning of the Exchange Act) in which such acquirer is a party, immediately following such acquisition 5% or more of the Perceptron common stock then outstanding. For these purposes, a representation from the person making such acquisition that it will not beneficially own, together with its affiliates and any member of a “group” in which such acquirer is a party, immediately following such acquisition, 5% or more of the Perceptron common stock then outstanding, shall be deemed a reasonable inquiry or investigation.

c. The restrictions set forth in Section 7(a) and 7(b) above shall not apply to any dispositions made in connection with any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving Perceptron that is supported by a majority of the Directors (as defined in Section 3(c) above).

8. Certification. At any time and from time to time during the Covered Period (as defined in Section 9(a)), Holders shall, upon request of Perceptron, certify to Perceptron as to the number of shares of common stock or other voting securities of Perceptron they and their affiliates and associates beneficially own and that they and their affiliates and associates have voted such common stock and securities as required by this Agreement.

9. Termination.

a. This Agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the earlier of (i) date that is thirty (30) days prior to the deadline for a shareholder to submit nominations at the 2017 Annual Meeting of the Shareholders of Perceptron (the “2017 Annual Meeting”) in accordance with the provisions set forth in Perceptron’s Bylaws in effect at such time, or (ii) the termination of this Agreement as set forth in Section 9(b)(ii).

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b. Unless previously terminated pursuant to Section 9(a), (i) Sections 5(a)(vi) and (vii) and 5(i) of this Agreement shall terminate, and Holders shall cause Jack Bryant to tender his resignation from the Board, following the vote of a majority of Directors other than the Holders Directors in favor of such resignation, upon Holders taking any action that results in Holders having beneficial ownership of less than five percent of the outstanding shares of common stock of Perceptron (or, while Holders have beneficial ownership of less than five percent of the outstanding shares of Common Stock of Perceptron, Holders disposing of more than 1% of the outstanding shares of Common Stock of Perceptron in the aggregate) or (ii) this Agreement shall terminate, and Holders shall cause the Holders Directors to tender their resignations from the Board, following the vote of a majority of Directors other than the Holders Directors in favor of such termination and resignation, upon any person becoming the beneficial owner of more than 50% of Perceptron’s voting stock, including any merger, acquisition or other type of business combination.

10. Public Announcement. Perceptron shall promptly disclose the existence of this Agreement after its execution pursuant to a press release substantially in the form attached hereto as Exhibit B; however, neither party shall disclose the existence of this Agreement until the press release is issued. Holders shall not make any public announcement or public statement that is inconsistent with or contrary to the statements made in the press release.

11. Remedies. Perceptron and Holders acknowledge and agree that a breach or threatened breach by either party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity.

12. Notices. All notice requirements and other communications shall be deemed given when delivered personally or by email, or on the following business day after being sent by overnight courier with a nationally recognized courier service such as Federal Express, addressed to Holders and Perceptron as follows:

Perceptron:

David Watza

Perceptron, Inc.

47827 Halyard Drive

Plymouth, MI 48170

dwatza@perceptron.com

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With a copy to:

Thomas S. Vaughn.

Dykema Gossett PLLC

Address: 400 Renaissance Center

Detroit, Michigan 48243

Email: tvaughn@dykema.com

Holders:

Jack Bryant
Harbert Discovery Fund LP
2100 Third Avenue North
Suite 600
Birmingham, AL 35203

jbryant@harbert.net

With a copy to:

Kevin McGovern

Harbert Management Corporation

2100 Third Avenue North, Suite 600

Birmingham, AL 35203

kmcgovern@harbert.net

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

14. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to the conflict of law principles thereof. The parties and their respective Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of state courts located in Michigan and federal courts located in Wayne County, Michigan, for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 12 of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state court located in Michigan or federal court located in Wayne County, Michigan; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state court located in Michigan or federal court located in Wayne County, Michigan, has been brought in an inconvenient forum.

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17. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

19. Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement, but will not survive the termination of this Agreement, provided, however, that any claim that a party may have for a breach of this Agreement occurring prior to the termination of this Agreement shall survive such termination.

20. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

21. Further Action. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

22. Expenses. Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

23. Compliance. Holders shall be responsible for any breach or failure to comply with the terms of this Agreement on the part of any of their affiliates or associates.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PERCEPTRON, INC.

By:	/s/ W. Richard Marz
Name: W. Richard Marz
Title: Chairman of the Board, President and Chief Executive Officer

HARBERT DISCOVERY FUND, LP
By: Harbert Discovery Fund GP, LLC

By:	/s/ Kevin A. McGovern
Name: Kevin A. McGovern
Title: Vice President and Associate General Counsel

HARBERT DISCOVERY FUND, GP, LLC

By:	/s/ Kevin A. McGovern
Name: Kevin A. McGovern
Title: Vice President and Associate General Counsel

HARBERT FUND ADVISORS, INC.

By:	/s/ John W. McCollough
Name: John W. McCollough
Title: Executive Vice President and General Counsel

HARBERT MANAGEMENT CORPORATION

By:	/s/ John W. McCollough
Name: John W. McCollough
Title: Executive Vice President and General Counsel

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